      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1999
                                                     REGISTRATION NO. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                              APPNET SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       52-2077860
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)


                            6707 DEMOCRACY BOULEVARD
                            BETHESDA, MARYLAND 20817
                                 (301) 493-8900

               (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                 APPNET SYSTEMS, INC. 1999 STOCK INCENTIVE PLAN
            APPNET SYSTEMS, INC. 1998 STOCK OPTION AND INCENTIVE PLAN
           CENTURY COMPUTING, INCORPORATED INCENTIVE STOCK OPTION PLAN
           INTERNET OUTFITTERS, INC. 1996 INCENTIVE STOCK OPTION PLAN
            SENIOR MANAGEMENT AGREEMENTS WITH CERTAIN SENIOR MANAGERS EMPLOYEE STOCK PURCHASE AGREEMENTS WITH CERTAIN EMPLOYEES
                            (Full title of the plan)

               KEN S. BAJAJ, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              APPNET SYSTEMS, INC.
                            6707 DEMOCRACY BOULEVARD
                            BETHESDA, MARYLAND 20817
                                 (301) 493-8900

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          -----------------------------

                                                 CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED         PROPOSED
                                                                 MAXIMUM         MAXIMUM              AMOUNT OF
          TITLE OF EACH CLASS               AMOUNT TO BE     OFFERING PRICE      AGGREGATE           REGISTRATION
     OF SECURITIES TO BE REGISTERED          REGISTERED            PER           OFFERING             FEE(3)(4)
                                                 (1)             SHARE(2)        PRICE(2)
----------------------------------------- ------------------ ---------------- ------------------- ------------------

   1999 Stock Incentive Plan, common          2,000,000          $20.188         $40,376,000           $11,225
        stock, $0.0005 par value

 1998 Stock Option and Incentive Plan,        1,578,947          $17.10          $26,999,994           $7,506
    common stock, $0.0005 par value

    Century Computing, Incorporated            704,127           $1.4099           $992,749             $276
  Incentive Stock Plan, common stock,
           $0.0005 par value

    Internet Outfitters, Inc. 1996             22,300            $3.762            $83,893               $23
  Incentive Stock Option Plan, common
       stock, $0.0005 par value

    Common stock, $0.0005 par value            49,122             $8.55            $419,993             $117

    Common stock, $0.0005 par value            659,643           $0.3007           $198,355              $55


                 Total                        5,014,139                          $69,070,984           $19,202(4)
--------------------------------------------------------------------------------------------------------------------

         (1) The number of shares of AppNet Systems, Inc. ("AppNet") common stock, par value $0.0005 per share ("Common Stock"), stated above consists of the aggregate number of shares that (a) may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the AppNet 1999 Stock Incentive Plan (the "1999 Plan"), the AppNet 1998 Stock Option and Incentive Plan, as amended and restated (the "1998 Plan"), the Century Computing, Incorporated Incentive Stock Option Plan, as amended (the "Century Plan") and the Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, as amended (the "Internet Outfitters Plan"), (b) were issued upon the exercise of options which were granted under the the 1998 Plan and the Century Plan, (c) were issued under certain Senior Management Agreements by and between AppNet and each of Ronald
                  B. Alexander, Anne Filippone, Robert G. Harvey, Robert D. McCalley, Jack Pearlstein and Toby Tobaccowala and (d) were issued under certain employee stock purchase agreements by and between AppNet and each of Barbara Barnes, Julie Colton, Robert George, Thomas Meloche, Robert Simms and Andrew Stern, plus such indeterminate number of shares as may be issued under the 1998 Plan, the 1999 Plan, the Century Plan and the Internet Outfitters Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

         (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 as follows: (a) in the case of shares of our Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (b) in the case of shares of our Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices per share of Common Stock as reported on The Nasdaq Stock Market's National Market July 12, 1999.

         (3) The Registration Fee is calculated by multiplying the product of the exercise price per share and the number of shares subject to options at such exercise price, by .000278.

         (4) This Registration Fee was previously paid in connection with the initial filing of the Registration Statement on Form S-1 of AppNet Systems, Inc. (File No. 333-75205) filed with the Securities and Exchange Commission on March 29, 1999. The Registration Statement on Form S-1 that was declared effective by the Securities and Exchange Commission on June 17, 1999 registered a smaller number of shares of Common
                  Stock than was initially registered on March 29, 1999. Accordingly, AppNet has a credit in the amount of $21,140, a portion of which should be applied to cover the Registration Fee in connection with this registration statement.

                                EXPLANATORY NOTE

                  This registration statement registers shares of common stock, par value $0.0005 per share ("Common Stock"), of AppNet Systems, Inc. ("AppNet") that (a) may be sold upon the exercise of options which have been granted and/or may hereafter be granted under AppNet's 1999 Stock Incentive Plan (the "1999 Plan"), AppNet's 1998 Stock Option and Incentive Plan, as amended and restated (the "1998 Plan"), the Century Computing, Incorporated Incentive Stock Option Plan, as amended (the "Century Pla ) and the Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, as amended (the "Internet Outfitters Plan," together with the 1999 Plan, the 1998 Plan and the Century Plan, the "Stock Option Plans"), (b) were issued upon the exercise of options granted under the 1998 Plan and the Century Plan, (c) were issued under certain Senior Management Agreements by and between AppNet and each of Ronald B. Alexander, Anne Filippone, Robert G. Harvey, Robert D. McCalley, Jack Pearlstein and Toby Tobaccowala (the "Senior Management Agreements") and (d) were issued under certain employee stock purchase agreements by and between AppNet and each of Barbara Barnes, Julie Colton, Robert George, Thomas Meloche, Robert Simms and Andrew Stern (the "Stock Purchase Agreements," together with the Stock Option Plans and the Senior Management Agreements, the "Employee Benefit Plans").

                  This registration statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8), which covers reoffers and resales of certain shares of our Common Stock issued pursuant to certain of the Employee Benefit Plans. The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8 the plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission.

                  AppNet will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933 or additional information about the Employee Benefit Plans. Requests should be directed to AppNet Systems, Inc., 6707 Democracy Boulevard, Suite 1000, Bethesda, Maryland, 20817, attention: William S. Dawson, Esq. (telephone 301-493-8900).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants of the Employee Benefit Plans as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. AppNet will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, AppNet will furnish to the Securities and Exchange Commission or its staff a copy or copies of all of the documents included in such file.

                              APPNET SYSTEMS, INC.

                        1,372,047 SHARES OF COMMON STOCK,
                                $0.0005 PAR VALUE


                                   ----------

                               REOFFER PROSPECTUS

                                   ----------



                                  JULY 15, 1999

                                                             ----------

                                                         TABLE OF CONTENTS

                                                               PAGE



REOFFER PROSPECTUS SUMMARY .................................       3
RISK FACTORS ...............................................       6
CAUTIONARY NOTICE REGARDING
   FORWARD-LOOKING
   STATEMENTS ..............................................      20
USE OF PROCEEDS ............................................      21
SELLING SHAREHOLDERS .......................................      22
PLAN OF DISTRIBUTION .......................................      24
LEGAL MATTERS ..............................................      24
EXPERTS ....................................................      25
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE ..................................      25
WHERE YOU CAN FIND ADDITIONAL
    INFORMATION ............................................      26
INDEMNIFICATION ............................................      26

                                                             ----------

         YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT.

         Unless otherwise indicated, (a) all references to "AppNet," "we," "us," and "our" refer to AppNet Systems, Inc. and, after their respective acquisitions or formations, its subsidiaries and (b) all references to "GTCR" refer to GTCR Golder Rauner, L.L.C. and its affiliates, including GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P. and GTCR Associates VI.

         AppNet has filed for trademark registration of "AppNet." This reoffer prospectus also includes trademarks and tradenames of other parties.

                              APPNET SYSTEMS, INC.

                        1,372,047 SHARES OF COMMON STOCK,
                                $0.0005 PAR VALUE

                                   ----------

                               REOFFER PROSPECTUS

                                   ----------

         The shares of common stock, par value $0.0005 per share ("Common Stock"), of AppNet Systems, Inc. (the "Company" or "AppNet") covered by this reoffer prospectus may be offered and sold to the public by certain shareholders of AppNet (collectively, the "Selling Shareholders"). The Selling Shareholders have acquired the Common Stock through their exercise of stock options granted to them under AppNet's 1998 Stock Option and Incentive Plan, as amended and restated (the "1998 Plan") and the Century Computing, Incorporated Incentive Stock Option Plan, as amended (the "Century Plan," together with the 1998 Plan, the "Stock Option Plans"), through the purchase of shares of Common Stock under certain Senior Management Agreements by and between AppNet and each of Ronald B. Alexander, Anne Filippone, Robert G. Harvey, Robert D. McCalley, Jack Pearlstein and Toby Tobaccowala (the "Senior Management Agreements") or through the purchase of shares of Common Stock under certain employee stock purchase agreements by and between AppNet and each of Barbara Barnes, Julie Colton, Robert George, Thomas Meloche, Robert Simms and Andrew Stern (the "Stock Purchase Agreements," together with the Stock Option Plans and the Senior Management Agreements, the "Employee Benefit Plans"). All of the shares of our Common Stock registered under this reoffer prospectus are sometimes hereinafter referred to as the "Securities."

         Our Common Stock is quoted on The Nasdaq Stock Market's National Market under the symbol "APNT". On July 13, 1999, the closing price of a share of our Common Stock on The Nasdaq Stock Market's National Market was $19.6875 per share.

         Subject to the volume limitations in Rule 144(e) of the Securities Act of 1933, as amended, and subject to certain contractual limitations, shares of our Common Stock offered hereby may be sold from time to time directly by or on behalf of a Selling Shareholder in one or more transactions on The Nasdaq Stock Market's National Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.

         The Selling Shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. AppNet will not receive any proceeds from the sale of the shares by the Selling Shareholders.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this reoffer prospectus is July 15, 1999.

                           REOFFER PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE REOFFER PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. THE INFORMATION IN THIS REOFFER PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A 2.85-FOR-ONE REVERSE STOCK SPLIT OF OUR COMMON STOCK WHICH BECAME EFFECTIVE JUNE 15, 1999. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND FINANCIAL INFORMATION AND STATEMENTS APPEARING ELSEWHERE IN THIS REOFFER PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

                              APPNET SYSTEMS, INC.

         AppNet provides Internet and electronic commerce professional services and solutions to medium-sized and large businesses. AppNet develops electronic commerce solutions that facilitate and promote communication and commerce between businesses and consumers as well as among businesses and their trading partners. We focus on maximizing the opportunities presented by the Internet and electronic commerce to enhance all aspects of our clients' operations, from the front end of their business, creative Website design, to the back end, back-office integration of existing systems and electronic commerce outsourcing, creating an end-to-end solution. Our professional services include:

         -        strategic consulting;

         - interactive media services such as creative Website design and development, branding, which is the creation of a unique corporate identity for a client and its products, media planning and buying;

         - Internet-based application development of software applications that are capable of running on the Internet and are written in language such as Java, C++ and Visual Basic;

         - electronic commerce systems integration, which is the integration of electronic commerce systems, which are systems that automate the receipt, processing and delivery of transaction data and other information, with other corporate software and computer-based applications; and

         - electronic commerce outsourcing, which is the performance of electronic commerce services that would otherwise be handled by the client's internal staff using the client's resources.

         AppNet was founded in late 1997 and, therefore, we have a brief operating history upon which you can evaluate our business and prospects. We have incurred substantial losses since AppNet was founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. See "Risk Factors--Our brief operating history makes it difficult to predict our success" and "Risk Factors--We have an accumulated deficit of $30.7 million and anticipate future losses."

         We compete in the highly competitive markets for Internet and electronic commerce professional services. To compete more effectively, we plan to: expand our client relationships; increase repeat and recurring revenues; build and enhance complementary skill sets and maintain our technological expertise; expand and strengthen our marketing and technology relationships with leading technology vendors; pursue client-driven geographic expansion; expand and develop industry-specific expertise; and attract and retain a highly specialized workforce.

         We currently have offices in 14 U.S. locations, including the metropolitan areas of Boston, Denver, Detroit, Los Angeles, New York and Washington, DC. Our principal executive office is located at 6707 Democracy Boulevard, Suite 1000, Bethesda, Maryland 20817, and our telephone number is
(301) 493-8900. We maintain a site on the World Wide Web at http://www.appnet.net; however, the information found on our Website is not part of this reoffer prospectus.

                                  THE OFFERING

         Up to 1,372,047 shares of our Common Stock are being offered pursuant to this reoffer prospectus which may be offered from time to time by the Selling Shareholders for their own account.

                              PLAN OF DISTRIBUTION

         Subject to the volume limitations in Rule 144(e) of the Securities Act of 1933, as amended, and subject to certain contractual limitations, shares of our Common Stock offered hereby may be sold from time to time directly by or on behalf of a Selling Shareholder in one or more transactions on The

Nasdaq Stock Market's National Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. See "Plan of Distribution."

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS REOFFER PROSPECTUS BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT WE DO NOT KNOW ABOUT NOW OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS.

OUR BRIEF OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR SUCCESS.

         AppNet was formed in late 1997. We have a brief operating history upon which you can evaluate our business and prospects. Our historical results of operations do not fully give effect to the operations of the companies we have acquired and the pro forma financial information incorporated by reference in this reoffer prospectus is based in part on the separate pre-acquisition financial information of the acquired companies. As a result, our historical results of operations and pro forma financial information may not give you an accurate indication of our future results of operations or prospects. Companies like us in an early stage of development frequently encounter risks, expenses and difficulties associated with starting a new business, many of which may be beyond their control. These risks and difficulties apply particularly to AppNet because our markets, Internet and electronic commerce professional services, are new and rapidly changing.

WE HAVE AN ACCUMULATED DEFICIT OF $30.7 MILLION AND ANTICIPATE FUTURE LOSSES.

         We have incurred substantial losses since AppNet was founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. We had an accumulated deficit of approximately $30.7 million as of March 31, 1999 and a net loss of $14.4 million and $16.3 million for the year ended December 31, 1998 and the quarter ended March 31, 1999, respectively. We intend to continue to invest in internal expansion, infrastructure, integration of our acquired companies into our existing operations, acquisitions and our marketing and sales efforts. We cannot predict when we will operate profitably, if at all.

AS OF MARCH 31, 1999, WE HAD APPROXIMATELY $133.1 MILLION OF INTANGIBLE ASSETS NET OF ACCUMULATED AMORTIZATION, AND WE EXPECT TO INCUR SIGNIFICANT ACQUISITION-RELATED COMPENSATION CHARGES.

         We cannot assure you that we will have earnings or cash flow sufficient to cover our fixed charges or to comply with the financial covenants in our credit facilities. Our acquisitions significantly increased our intangible assets, such as goodwill, which represents a significant portion of our assets, and the charges we expect to incur in connection with the amortization of these intangible assets will have a material adverse impact on our net income for the foreseeable future. At March 31, 1999, we had goodwill and other intangible assets of approximately $133.1 million, net of accumulated amortization. In addition, in connection with the acquisitions we have completed, we expect to continue to incur through the end of the year 2000, acquisition-related compensation charges which will fluctuate based on the market price of our Common Stock and the level of achievement of agreed-upon operating targets. If all of the operating targets are fully met, the aggregate amounts of compensation expense and additional goodwill that will be recognized will be approximately $22.6 million and $8.2 million, respectively, assuming the market price of our Common Stock when the contingent payments are made is $12.00, the initial public offering price, for all shares issued in connection with these contingent payments. The compensation expense will be recognized during 1999 and 2000. See "--Our intangible assets represent a significant portion of our assets; amortization of our intangible assets will adversely impact our net income and we may never realize the full value of our intangible assets" for a discussion of accounting treatment issues regarding intangible assets that will affect our future results of operations.

QUARTER-TO-QUARTER FLUCTUATIONS IN OUR REVENUES AND OPERATING RESULTS COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Our revenues and operating results may vary from quarter-to-quarter as the result of a number of factors including:

         - number, size and type of client engagements commenced or completed during a quarter;

         - effectiveness of integrating acquisitions with existing operations;

         - our ability to attract, train and retain skilled management, technical and creative personnel;

         -        timing of acquisitions and related costs; and

         - timing and size of acquisition-related compensation charges which fluctuate based on the market price of our Common Stock.

         Because a high percentage of our expenses is fixed, such as compensation and rent, any of the factors listed above could cause significant variations in our operating results in any given quarter. Any decline in revenues or earnings or a greater than expected loss for any quarter could materially adversely affect the market price of our Common Stock, even if not reflective of any long-term problems with our business.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EFFECTIVELY INTEGRATE ACQUIRED COMPANIES AND MANAGE OUR GROWTH.

         Our growth has placed, and will continue to place, significant demands on our management and operational and financial resources. We have acquired 12 companies since March 1998. Our number of employees has increased from eight as of March 15, 1998 to approximately 755 as of May 1, 1999. We are in the process of integrating the companies we have acquired since March 1998 into our operational, financial and managerial systems. Members of our senior management may be required to devote considerable amounts of their time to this integration process, which will decrease the time they will have to service current clients, attract new clients and develop new products and services. Our business, financial condition and results of operations could be adversely affected if any of the companies we have acquired experienced problems in the past of which we are not currently aware. Claims asserted against us relating to the operation of the companies we acquired prior to acquisition could exceed the indemnification we are entitled to or can obtain from the former owners of the acquired companies.

         As we continue to grow, we expect we will hire more employees and expand the scope of our operating and financial systems, which will increase our operating complexity and the level of responsibility exercised by our management personnel. To manage our growth effectively, we must continue to develop and improve our own operational and financial systems, including our internal systems and controls as well as those of the companies we acquired. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

WE MUST ATTRACT AND RETAIN PROFESSIONAL STAFF IN ORDER TO COMPLETE OUR PROJECTS AND OBTAIN NEW PROJECTS.

         Our failure to attract and retain qualified employees could impair our ability to complete existing projects and bid for or obtain new projects and, as a result, could have a material adverse effect on our business, financial condition and results of operations. Our ability to grow and increase our market share largely depends on our ability to hire, train, retain and manage highly skilled employees, including project managers and technical, creative, consulting and marketing and sales personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services we provide. This shortage will probably continue for the foreseeable future. In addition, to maintain our position as a provider of Internet and electronic commerce end-to-end solutions, we must make sure our employees maintain their technical expertise and business skills. We cannot assure you that we will be able to attract a sufficient number of qualified employees or that we will successfully train and manage the employees we hire.

         In addition, our employees, including key technical personnel, may leave us to join our competitors or start new businesses which may compete with us. We cannot assure you that we will be able to prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if our employees leave us.

WE ARE DEPENDENT ON ADDITIONAL CAPITAL FOR FUTURE GROWTH.

         Our ability to remain competitive and expand our operations through acquisitions and internal growth largely depends on our access to capital. Historically, we have financed capital expenditures and acquisitions primarily by incurring debt and issuing equity securities. We may incur additional debt and issue equity securities in the future to finance our growth strategy or capital expenditures. We cannot assure you that additional financing will be available to us on satisfactory terms, or at all. Additional indebtedness would make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. The terms of any additional indebtedness may include restrictive financial and operating covenants which would limit our ability to compete and expand. Additional issuances of our Common Stock may significantly dilute the equity interests of our existing stockholders. Our failure to obtain any required additional financing, on satisfactory terms, or at all, could have a material adverse effect on our business, financial condition or results of operations.

OUR REVENUES ARE DIFFICULT TO PREDICT BECAUSE THEY ARE PRIMARILY GENERATED ON A PROJECT-BY-PROJECT BASIS AND OUR PROJECTS CAN BE TERMINATED.

         If our existing agreements with clients are terminated before we complete our engagements, or if we are unable to enter into new engagements, our business, financial condition and results of operations could be materially adversely affected. Our success will depend on our ability to establish relationships with additional medium-sized and large businesses and other corporate users of Internet and electronic commerce professional services. We derive our revenues in large part from fees for services generated on a project-by-project basis. These projects vary in size, scope and duration. A client that accounts for a significant portion of our revenues in a particular period may not account for a similar portion of our revenues in future periods. A client may or may not engage us for further services once a project is completed. As a result, our revenues are not recurring from period to period, which makes them more difficult to predict.

OUR CONTRACTS CONTAIN PRICING RISKS.

         Generally, we charge our clients for the time, materials and expenses incurred. Although we have limited experience pricing and managing fixed-price contracts, we intend to increase the percentage of our work that is billed at a fixed price. However, if we underestimate the resources and time required to complete our projects, we could be subject to cost overruns leading to losses on our engagements.

LOSS OF THE SERVICES OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR
BUSINESS.

         The loss of our senior managers' services or other key members of management could have a material adverse effect on our business, financial condition and results of operations. Our success depends heavily on the efforts of the members of our senior management team. We cannot assure you that we will be able to prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if our senior managers leave us.

WE FACE INTENSE COMPETITION.

         The markets for Internet and electronic commerce professional services are relatively new, intensely competitive, quickly evolving and subject to rapid technological change. We expect competition to continue and intensify in the foreseeable future. Our competitors can be divided into several groups:

         - Internet professional services providers, such as Agency.com, iXL, Proxicom, Razorfish, Scient, Think New Ideas, US Interactive, US Web/CKS and Viant;

         - large information technology consulting services providers, such as Andersen Consulting, Cambridge Technology Partners, CSC, EDS, IBM and Sapient;

         - interactive advertising agencies, such Darwin Digital, Giant Step, Grey Interactive, Modem Media . Poppe Tyson and Thunderhouse;

         - electronic commerce software and service providers, such as BroadVision, Harbinger, Open Market and Sterling Commerce; and

         - Internet access and service providers, such as Abovenet, Exodus and Frontier/Global.

         Our competitors have begun to offer multiple Internet and electronic commerce professional services, rather than specialize in one area, or have announced their intention to do so. These companies may continue to expand their operations so that they offer a full range of Internet and electronic commerce professional services and products. Some of our competitors, IBM, USWeb and EDS, currently provide all of the services that we provide.

         Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs. We must promote and enhance our reputation and brand in order to attract new clients and differentiate ourselves from our competitors.

THE BARRIERS TO ENTER OUR BUSINESS ARE LOW.

         There are relatively low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our markets. Our competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and provide Internet or electronic commerce professional services are low. Therefore, we expect to continue to face additional competition from new entrants into our markets.

WE MUST RESPOND TO RAPID TECHNOLOGICAL ADVANCES.

         Our success will depend, in part, on our ability to keep pace with:

         -        rapidly changing technology;

         -        evolving industry standards and practices;

         - frequent new service and product introductions and enhancements; and

         -        changing user and client requirements and preferences.

         Any delay or failure on our part in responding quickly, cost-effectively and sufficiently to these developments could render our existing products and services obsolete and have a material adverse effect on our business, financial condition and results of operations. We may have to incur substantial expenditures to modify or adapt our services or infrastructure to respond to the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes. We must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive, increase the utility of our services and attract and retain qualified employees. We must be able to incorporate new technologies into the Internet and electronic commerce solutions we design and develop to address the increasingly complex and varied needs of our customer base.

OUR BUSINESS IS DEPENDENT ON CONTINUED USE AND GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE.

         Our business would be adversely affected if use of the Internet and electronic commerce does not continue to develop, or develops more slowly than expected. Our market is relatively new and rapidly evolving. Our future success depends on the acceptance by current and future clients of Internet and electronic commerce professional services as an integral part of their businesses. Demand and market acceptance for these new technological services are subject to a high level of uncertainty.

         In addition, if use of the Internet grows, the Internet infrastructure may not be able to support the demands placed on it. The performance and reliability of the Internet may decline as the number of users and the amount of traffic increases. Internet sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. To cope with growth in the use of the Internet, the Internet will require a reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services. If the necessary infrastructure, products, services or facilities are not developed or if use of the Internet as a medium for communication and commerce does not develop, our business, financial condition and results of operations could be materially and adversely affected.

WE HAVE POTENTIAL LIABILITY TO CLIENTS WHO ARE DISSATISFIED WITH OUR SERVICES.

         We design, develop, implement and manage Internet and electronic commerce solutions that are crucial to the operation of our clients' businesses. Defects in the solutions we develop could result in delayed or lost revenues, adverse customer reaction and negative publicity about us or our services or require expensive corrections, any of which could have a material adverse effect on our business, financial condition or results of operations. Clients who are not satisfied with our services could bring claims against us for substantial damages. Any claims asserted against us could exceed the level of our insurance. We cannot assure you that the insurance we carry will continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims against us that are uninsured, exceed our insurance coverage or result in changes to our insurance policies, including premium increases, could have a material adverse effect on our business, financial condition or results of operations.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR MAINTAIN OUR RIGHTS TO USE LICENSED INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BUSINESS.

         We believe our success depends, in part, on protecting our proprietary intellectual property. We have not received patent or copyright protection for most of our intellectual property. We cannot assure you that we will be able to prevent infringement or detect misappropriation of our intellectual property. A failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, financial condition and results of operations.

         We rely on technologies licensed from third parties. We cannot assure you these licenses will continue to be available to us on commercially reasonable terms. The loss of these technologies could require us to obtain substitute technologies of lower quality or performance standards or at greater cost, which could have a material adverse effect on our business, financial condition or results of operations.

         Third parties may assert or prosecute infringement claims against us in connection with the services and products we offer, and we may or may not be able to successfully defend any such claims. We generally indemnify our clients against any third-party intellectual property claims. Any significant claim against us or for which we have indemnified others could have a material adverse effect on our business, financial condition and results of operations.

         In connection with our Internet and electronic commerce professional services, we develop intellectual property for our clients. We frequently assign ownership of such intellectual property to the client and retain only a license for limited uses. Issues relating to ownership of and rights to use intellectual property can be complicated. We may become involved in disputes that affect our ability to resell or reuse this intellectual property. In addition, many of our projects involve the use of material that is confidential or proprietary client information. The successful assertion of one or more large claims against us by our clients could adversely affect us.

WE SOMETIMES AGREE NOT TO PERFORM SERVICES FOR OUR CLIENTS' COMPETITORS.

         Our customer contracts may contain restrictive provisions which are in effect during the term of the contract and may remain in effect for a limited period, generally one year, thereafter. The scope of the restrictive provisions varies and can include provisions restricting our employees who are engaged on a project for a client from performing the same or substantially similar services for a competitor of that client and provisions prohibiting us from developing products or performing services for our clients' competitors. These restrictive provisions may limit our ability to enter into engagements with new clients for specified periods of time.

OUR INTERNATIONAL OPERATIONS AND EXPANSION INVOLVE FINANCIAL AND OPERATIONAL RISKS.

         We intend to expand our business into international markets. Revenues from our existing international operations were insignificant in 1998. We may incur significant costs in connection with our international expansion.

         There are also risks inherent in doing business in foreign countries, such as:

         -        changes in legal and regulatory requirements;

         - export and import restrictions, tariffs and other trade barriers;

         - currency fluctuations and the on-going conversion to the euro in several member states of the European Union;

         - difficulties in staffing and managing foreign offices as a result of, among other things, distance, language and cultural differences;

         - longer payment cycles and problems in collecting accounts receivable;

         -        political and economic instability;

         -        seasonal reductions in business activity; and

         -        potentially adverse tax consequences.

         Any of these factors could have a material adverse effect on our international and domestic business, financial condition and results of operations.

OUR ELECTRONIC COMMERCE OUTSOURCING CENTERS COULD BE VULNERABLE TO SECURITY AND TECHNICAL RISKS AND MAY REQUIRE ADDITIONAL INVESTMENT.

         We provide electronic commerce outsourcing services to our customers. We perform electronic commerce functions that would otherwise be handled by the customer's internal staff using the customer's resources.

         Our electronic commerce outsourcing services rely on encryption and authentication technology licenses from third parties to provide the security and authentication needed to safely transmit confidential information. Although we have designed and implemented a variety of network security measures, unauthorized access, computer viruses, accidental or intentional acts and other disruptions may occur. Our electronic commerce outsourcing centers may experience delays or service interruptions as a result of the accidental or intentional acts of Internet users, current and former employees or others. Such acts could potentially jeopardize the security of confidential information, such as credit card and bank account numbers, stored in our and our clients' computer systems. Such a breach in security could result in liability to us and in the loss of existing clients or the deterrence of potential clients.

         Although we plan to continue using industry-standard security measures, such measures have been circumvented in the past, and ours may be circumvented in the future. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive, and efforts to address such problems could result in delays or interruption of service to our clients. These could in turn have a material adverse effect on our business, financial condition and results of operations.

         In the event our hardware malfunctions and our back-up systems fail, we may not be able to maintain our standard of service to our customers. In addition, each of our electronic commerce outsourcing centers has been configured to provide services that facilitate commerce and communication either between businesses and consumers, known as business-to-consumer services, or between businesses and their trading partners, known as business-to-business services, but not both. If we were unable to provide outsourcing services at one of our outsourcing centers, it would materially adversely impact our ability to continue to provide the type of electronic commerce outsourcing services processed through that center. We may be required to make additional investments in our electronic commerce outsourcing centers to increase capacity and respond to technological developments.

OUR INTANGIBLE ASSETS REPRESENT A SIGNIFICANT PORTION OF OUR ASSETS; AMORTIZATION OF OUR INTANGIBLE ASSETS WILL ADVERSELY IMPACT OUR NET INCOME AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.

         Our acquisitions have resulted in significant goodwill and other intangible assets, which are being amortized over various periods, primarily two to three years. At

March 31, 1999, we had goodwill and other intangible assets of approximately $133.1 million, net of accumulated amortization. Charges we would have incurred in connection with the amortization of intangible assets during the year ended December 31, 1998 and the three months ended March 31, 1999, after giving pro forma effect to the acquisitions we made in 1998 and 1999, would have decreased our net income by $49.1 million and $0.1 million, respectively. The amount of goodwill associated with the acquisitions we made in 1998 and 1999 may increase in the future as a result of a portion of the contingent purchase consideration that may become payable if the agreed-upon operating targets for the following four acquired companies are fully met: LOGEX International, L.L.C., New Media Publishing, Inc., Internet Outfitters, Inc. and TransForm IT, Incorporated. The actual amount of goodwill that will be recorded will depend in part on the price per share of our Common Stock and such goodwill will be recorded through the end of the year 2000. We will continue to incur non-cash charges in connection with the amortization of our intangible assets over their respective useful lives, and we expect such charges will have a significant adverse impact on our net income for the foreseeable future.

         We cannot assure you that we will ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of our intangible assets may not be recoverable, we will evaluate the carrying value of our intangible assets and may take an additional charge to our earnings. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on our business, financial condition or results of operations.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS.

         The risks posed by the Year 2000 problem could adversely affect our business in a number of significant ways. Many of our clients and potential clients maintain their operations on systems that could be impacted by Year 2000 problems. If our clients fail to ensure their systems are Year 2000 compliant and Year 2000 problems materially adversely affect them, our business could be materially adversely affected, particularly if demand for our services declines while companies redirect their resources to upgrade their computer systems. We also depend heavily on the availability of the Internet infrastructure to conduct our business and provide services to our clients. Disruptions in the Internet infrastructure arising from Year 2000 problems could materially affect our business, financial condition and results of operations.

         In addition, our business could be materially adversely affected if we cannot obtain products, services or systems that are Year 2000 compliant when we need them. We rely on our suppliers for hardware, software and services. We are in the process of obtaining assurances from our suppliers that they are Year 2000 compliant. Our internal information systems may experience operations difficulties because of undetected errors or defects in the technology used. The expense to correct such defects could have a material adverse effect on our business, results of operations and financial condition.

         Because we provide computer-related services, the risk we will be involved in a lawsuit relating to Year 2000 issues is likely to be greater than that of companies in other industries. Because the solutions we deliver are sometimes dependent upon third-party products and components, it may be difficult to determine which component of our solution may cause a Year 2000 problem. As a result, we may become involved in litigation concerning our services or products and components of a third party. We sometimes provide an express warranty to clients that our work is Year 2000 compliant. However, even absent an express Year 2000 warranty, there is a risk that clients for whom we have provided services will try to hold us liable for damages caused by the Year 2000 problem.

         We cannot guarantee that we will be Year 2000 compliant in a timely manner. Moreover, the costs related to Year 2000 compliance could be significant.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS.

         Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Congress has recently passed legislation regulating certain aspects of the Internet, including on-line content, children's protection, copyright infringement, user privacy, taxation, access charges, liability for third-party activities, transmission of sexually explicit material and jurisdiction. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, we are not certain how new laws governing the Internet or other existing laws will affect our business.

APPNET IS CONTROLLED BY ITS SIGNIFICANT STOCKHOLDERS.

         Ken Bajaj, AppNet's President and Chief Executive Officer, and GTCR beneficially own 9.6% and 44.2%, respectively, of our outstanding Common Stock. As a result, Mr. Bajaj and GTCR will be able to exercise a controlling influence over the outcome of matters submitted to our stockholders for approval, including the election of directors, appointment of new management, amendments to our certificate of incorporation and mergers or sales of all of our assets. Mr. Bajaj and GTCR will have the power to delay, defer or prevent a change in control of AppNet.

EXTERNAL FACTORS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         We cannot assure you that an active trading market, if any, will be sustained.

         The market price of our Common Stock could fluctuate significantly as a result of:

         - variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

         -        general economic and stock market conditions;

         -        changes in financial estimates by securities analysts;

         - earnings and other announcements by, and changes in market evaluations of, providers of Internet and electronic commerce professional services;

         -        changes in business or regulatory conditions affecting us;

         - announcements by us or our competitors of technological innovations, new products or services; and

         -        trading of our Common Stock.

         The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. For example, market prices for securities of Internet-related and technology companies have frequently reached elevated levels, often following these companies' initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies' operating performances. In the past, following periods of volatility in the market price of a company's securities, that company's stockholders have instituted securities class action litigation against the company in certain cases. If we were involved in such a class action suit, it could have a material adverse effect on our business, financial condition and results of operations.

THE SALE OR AVAILABILITY FOR SALE OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

         Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Common Stock and could materially impair our future ability to raise capital through offerings of our Common Stock.

ANTI-TAKEOVER PROVISIONS OF DELAWARE'S GENERAL CORPORATION LAW AND OUR CERTIFICATE OF INCORPORATION COULD DELAY OR DETER A CHANGE IN CONTROL.

         Our amended and restated certificate of incorporation and our bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to effect a change in control of our company. The existence of these provisions may adversely affect the price of our Common Stock, discourage third parties from making a bid for our company or reduce any premiums paid to our stockholders for their Common Stock. For example, our certificate of incorporation authorizes our Board of Directors to issue up to 4,883,379 shares of "blank check" preferred stock and to attach special rights and preferences to such preferred stock. The issuance of this preferred stock may make it more difficult for a third party to acquire control of us.

                                CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus includes "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact in this reoffer prospectus, including statements regarding our competitive strengths, business strategy, expected benefits of any acquisition, future financial position, budgets, projected costs and plans and objectives of management are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "should," "intend," "estimate," "anticipate," "believe," "continue" or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this reoffer prospectus and expressly qualify all written and oral forward-looking statements attributable to us.

                                 USE OF PROCEEDS

         AppNet will not receive any proceeds from the sale of the shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Shareholders hereunder. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The table below lists persons who may be deemed to be our affiliates and persons, who are not our affiliates, who have acquired shares under our Employee Benefit Plans prior to the filing of the registration statement of which this reoffer prospectus is a part. The table below also sets forth information with respect to the beneficial ownership of those Selling Shareholders. We will pay all expenses of preparing and reproducing this reoffer prospectus, but we will not receive any part of the proceeds of the sale of any such shares. The Selling Shareholders will pay any and all brokerage commissions charged to sellers in connection with any sales.

                                                                                   AMOUNT OF
                                                                                  COMMON STOCK
                                                                                   BENEFICIALLY          AMOUNT OF
                                                                                  OWNED PRIOR TO      COMMON STOCK TO
                 NAME                    POSITION WITH APPNET                        OFFERING        BE OFFERED HEREBY

Ronald B. Alexander                      Former Employee                              175,438              175,438
Mark A. Allen                            Employee                                      72,750               70,175
Robert J. Antonucci                      Employee                                       1,246                1,246
Barbara Barnes                           Employee                                      10,526               10,526
Mehdi Bousaidi                           Employee                                         293                  293
Debra Cameron                            Employee                                       4,791                4,791
Julie Colton                             Employee                                       2,105                2,105
Anne Filippone                           Vice President-Sales and                      49,122               49,122
                                         Marketing
David Fout                               Employee                                       3,978                3,813
Robert George                            Employee                                      17,543               17,543
John E. Gillen                           Employee                                       3,208                1,246
Robert G. Harvey                         Senior Vice President-Software               119,597               63,157
                                         Development Services
Donald A. Link                           Employee                                      11,362                9,900
Barbara Mallory                          Employee                                      43,670               15,254
John McBeth                              Employee                                     403,360              403,360
Robert D. McCalley                       Senior Vice President-Electronic             166,515              110,175
                                         Commerce
Thomas Meloche                           Employee                                      15,117               14,035
Dharitri Misra                           Employee                                       8,970                5,647
Marilyn Mix                              Employee                                       2,420                2,420
Andrew Musliner                          Employee                                      21,967               21,635

                                       22

Lawrence V. Novak                        Employee                                       6,834                4,840
Robert G. Novas                          Employee                                      17,674               17,674
Jack Pearlstein                          Senior Vice President, Chief                  63,157               63,157
                                         Financial Officer and Treasurer
Lee B. Peters                            Employee                                       2,989                1,173
David M. Schwartz                        Employee                                       3,519                3,227
Charles E. Shaw                          Employee                                      93,361               93,361
Robert Simms                             Employee                                      33,309               17,543
Andrew Stern                             Employee                                      10,526               10,526
Toby Tobaccowala                         Senior Vice President                        175,638              175,438
Craig E. Warsaw                          Employee                                       3,239                3,227

  Totals                                                                            1,544,224            1,372,047



                              PLAN OF DISTRIBUTION

         Subject to the volume limitations in Rule 144(e) of the Securities Act of 1933, as amended, and subject to certain contractual limitations, shares of our Common Stock offered hereby may be sold from time to time directly by or on behalf of a Selling Shareholder in one or more transactions on The Nasdaq Stock Market's National Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Shareholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any participating broker or dealer may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All expenses related to the registration of the shares will be paid by AppNet, including the expenses of preparing and reproducing this reoffer prospectus.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Shareholders in compliance with all other applicable state securities laws and regulations.

         There can be no assurance that any of the Selling Shareholders will sell any or all of the shares offered by them hereby.

         We have notified the Selling Shareholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

         The validity of the shares of our Common Stock offered by this reoffer prospectus will be passed upon for AppNet by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, DC.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, appearing in AppNet's Registration Statement on Form S-1 (No. 333-75205), and are included herein in reliance upon the authority of said firm as experts in giving said report.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following information filed with the Securities and Exchange Commission is incorporated by reference herein: AppNet's Registration Statement on Form S-1 (No. 333-75205) originally filed with the Securities and Exchange Commission on March 29, 1999, including any amendment or report thereto subsequently filed by AppNet for the purpose of updating that registration statement pursuant to the Securities Act of 1933, as amended, and the related prospectus filed pursuant to Rule 424(b) of such Act on June 21, 1999.

         All documents filed by AppNet pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

         AppNet will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to AppNet Systems, Inc., 6707 Democracy Boulevard, Suite 1000, Bethesda, Maryland 20817, attention: William S. Dawson, Esq. (telephone 301-493-8900).

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         AppNet has filed with the Securities and Exchange Commission a registration statement on Form S-8, together with exhibits and documents incorporated by reference in the registration statement, under the Securities Act of 1933 with respect to the shares being offered pursuant to this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding AppNet and the Common Stock offered, reference is made to the registration statement, exhibits and the documents incorporated in the registration statement by reference.

         AppNet is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. The registration statement, including exhibits, and the reports and other information filed by AppNet can be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

Public Reference Room     New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.    Seven World Trade Center      Citicorp Center
Room 1024                 Suite 1300                    500 West Madison Street
Washington, D.C.  20549   New York, NY  10048           Chicago, IL  60661-2511


         You may also obtain copies of the registration statement by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 or by telephone at 1-800-SEC-0330. The registration statement is available to the public from commercial document retrieval services and at the Securities and Exchange Commission's World Wide Web site located at http://www.sec.gov. AppNet shares are quoted on The Nasdaq Stock Market's National Market.

                                 INDEMNIFICATION

         AppNet's certificate of incorporation provides that AppNet will indemnify each of its directors, officers, employees and agents to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, AppNet's certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

         The certificate of incorporation also provides that AppNet may purchase and maintain insurance on behalf of its directors or officers against liabilities they may incur in such capacity, whether or not AppNet would have the power to indemnify against such liabilities. AppNet intends to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of AppNet, may also pay amounts for which AppNet has granted indemnification to the directors or officers.

         Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement on Form S-1, as amended, File No. 333-75205, which provides for indemnification by the underwriters of AppNet under certain circumstances.

                              APPNET SYSTEMS, INC.

                        1,372,047 SHARES OF COMMON STOCK,
                                $0.0005 PAR VALUE


                                   ----------

                               REOFFER PROSPECTUS

                                   ----------



                                  JULY 15, 1999

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which were filed by AppNet with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

         1. The Company's final prospectus filed with the Securities and Exchange Commission on June 21, 1999 pursuant to Rule 424(b)(1) under the Securities Act of 1933.

         2. The description of the common stock of AppNet, par value $0.0005 per share, which is registered under Section 12 of the Securities Exchange Act of 1934, contained in AppNet's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 4, 1999, which incorporates by reference the description of the common stock contained in the Registration Statement on Form S-1 (No. 333-75205) (originally filed on March 29, 1999), as amended, including any amendment or report filed for the purpose of updating such description. Such description of the common stock contained in the Registration Statement on Form S-1 is also incorporated by reference.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         AppNet's bylaws provide that AppNet will indemnify each of its directors, officers, employees and agents to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (I.E., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, AppNet's certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

         The certificate of incorporation also provides that AppNet may purchase insurance on behalf of its directors, officers, employees and agents against liabilities they may incur in such capacity, whether or not AppNet would have the power to indemnify against such liabilities. AppNet intends to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of AppNet, may also pay amounts for which AppNet has granted indemnification to the directors or officers.

         Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement on Form S-1, as amended, File No. 333-75205, which provides for indemnification by the underwriters of AppNet, its directors and officers who sign the Registration Statement on Form S-1 and persons who control AppNet, under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         The shares of Common Stock to be sold under the reoffer prospectus were initially sold by AppNet pursuant to Rule 701 as promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or Section 4(2) of the Securities Act of 1933.

ITEM 8. EXHIBITS.

         The following documents are filed as exhibits to this registration statement:

EXHIBIT           DESCRIPTION OF EXHIBIT

3.1 Restated Certificate of Incorporation of the AppNet Systems, Inc., filed as Exhibit 3.1 to AppNet's Registration Statement (File No.
         333-75205) on Form S-1.*

3.2      Form of Amended and Restated Bylaws of AppNet Systems, Inc., filed as
         Exhibit 3.2 to AppNet's Registration Statement (File No. 333-75205) on
         Form S-1.*

4.1 Century Computing, Incorporated Incentive Stock Option Plan, as amended, filed as Exhibit 10.18 to AppNet's Registration Statement
         (File No. 333-75205) on Form S-1.*

                                      II-3

4.2      AppNet Systems, Inc. 1998 Stock Option and Incentive Plan, filed as
         Exhibit 10.19 to AppNet's Registration Statement (File No. 333-75205) on Form S-1.*

4.3      AppNet Systems, Inc. 1999 Stock Incentive Plan.

4.4 Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, as amended, filed as Exhibit 10.21 to AppNet's Registration Statement (File No.
         333-75205) on Form S-1.*

4.5      Senior Management Agreement, dated as of June 29, 1998, between AppNet
         Systems, Inc. and Robert G. Harvey.

4.6      Senior Management Agreement, dated as of June 29, 1998, between AppNet
         Systems, Inc. and Robert D. McCalley.

4.7      Senior Management Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Ronald B. Alexander.

4.8      Senior Management Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Jack Pearlstein.

4.9      Senior Management Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Toby Tobaccowala.

4.10     Senior Management Agreement, dated as of November 2, 1998, between
         AppNet Systems, Inc. and Anne Filippone.

4.11     Stock Purchase Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Barbara Barnes.

4.12     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Julie Colton.

4.13     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Robert George.

4.14     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Thomas Meloche.

                                      II-4

4.15     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Robert Simms.

4.16     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Andrew Stern.

4.17     Registration Agreement, dated as of June 29, 1998, by and among AppNet
         Systems, Inc., GTCR Golder Rauner, L.L.C., Fairfax Management Company
         II, L.L.C., Smart Technology, L.L.C. and certain stockholders of AppNet
         Systems, Inc., filed as Exhibit 4.2 to AppNet's Registration Statement
         (File No. 333-75205) on Form S-1.*

5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the validity of the shares of common stock covered by this registration statement.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1 above).

23.3     Consent of International Data Corporation.

23.4     Consent of Gartner Group/Dataquest.

24.1 Power of Attorney (included on signature page of this registration statement).

---------------
*        Incorporated by reference.

---------------

ITEM 9. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by AppNet pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AppNet pursuant to the foregoing provisions, or otherwise, AppNet has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AppNet will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the AppNet certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on July 15, 1999.

                                      APPNET SYSTEMS, INC.



                                      By: /s/ Ken S. Bajaj
                                          ------------------------------------
                                          Ken S. Bajaj
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

                                POWER OF ATTORNEY

         The undersigned directors and officers of AppNet Systems, Inc. hereby constitute and appoint Ken S. Bajaj and Jack Pearlstein and each of them, as his true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                             TITLE                                               DATE

/s/ Ken S. Bajaj
----------------------                                President, Chief Executive                          July 15, 1999
Ken S. Bajaj                                          Officer and Director
                                                      (Principal Executive Officer)


/s/ John Cross
----------------------                                Executive Vice President                            July 15, 1999
John Cross                                            and Director



----------------------                                Director                                            July 15, 1999
Thomas M. Davidson


/s/ Bruce Rauner
----------------------                                Director                                            July 15, 1999
Bruce Rauner


/s/ Philip A. Canfield
----------------------                                Director                                            July 15, 1999
Philip A. Canfield


/s/ Richard N. Perle
---------------------                                  Director                                           July 15, 1999
Richard N. Perle


/s/ Jack Pearlstein
---------------------                                 Chief Financial Officer                             July 15, 1999
Jack Pearlstein                                       (Principal Financial
                                                       and Accounting Officer)

                                  EXHIBIT INDEX


EXHIBIT           DESCRIPTION OF EXHIBIT
3.1      Restated Certificate of Incorporation of the AppNet Systems, Inc.,
         filed as Exhibit 3.1 to AppNet's Registration Statement (File No.
         333-75205) on Form S-1.*

3.2      Form of Amended and Restated Bylaws of AppNet Systems, Inc., filed as
         Exhibit 3.2 to AppNet's Registration Statement (File No. 333-75205) on
         Form S-1.*

4.1 Century Computing, Incorporated Incentive Stock Option Plan, as amended, filed as Exhibit 10.18 to AppNet's Registration Statement
         (File No. 333-75205) on Form S-1.*

4.2      AppNet Systems, Inc. 1998 Stock Option and Incentive Plan, filed as
         Exhibit 10.19 to AppNet's Registration Statement (File No. 333-75205) on Form S-1.*

4.3      AppNet Systems, Inc. 1999 Stock Incentive Plan.

4.4 Internet Outfitters, Inc. 1996 Incentive Stock Option Plan, as amended, filed as Exhibit 10.21 to AppNet's Registration Statement (File No.
         333-75205) on Form S-1.*

4.5      Senior Management Agreement, dated as of June 29, 1998, between AppNet
         Systems, Inc. and Robert G. Harvey.

4.6      Senior Management Agreement, dated as of June 29, 1998, between AppNet
         Systems, Inc. and Robert D. McCalley.

4.7      Senior Management Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Ronald B. Alexander.

4.8      Senior Management Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Jack Pearlstein.


                                      E-1

4.9      Senior Management Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Toby Tobaccowala.

4.10     Senior Management Agreement, dated as of November 2, 1998, between
         AppNet Systems, Inc. and Anne Filippone.

4.11     Stock Purchase Agreement, dated as of July 31, 1998, between AppNet
         Systems, Inc. and Barbara Barnes.

4.12     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Julie Colton.

4.13     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Robert George.

4.14     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Thomas Meloche.

4.15     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Robert Simms.

4.16     Stock Purchase Agreement, dated as of August 12, 1998, between AppNet
         Systems, Inc. and Andrew Stern.

4.17     Registration Agreement, dated as of June 29, 1998, by and among AppNet
         Systems, Inc., GTCR Golder Rauner, L.L.C., Fairfax Management Company
         II, L.L.C., Smart Technology, L.L.C. and certain stockholders of AppNet
         Systems, Inc., filed as Exhibit 4.2 to AppNet's Registration Statement
         (File No. 333-75205) on Form S-1.*

5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the validity of the shares of common stock covered by this registration statement.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
         Exhibit 5.1 above).

23.3     Consent of International Data Corporation.

23.4     Consent of Gartner Group/Dataquest.

24.1 Power of Attorney (included on signature page of this registration statement).

---------------
*        Incorporated by reference.



                                      E-3